Exhibit 99.1

FOR IMMEDIATE RELEASE

METROCITY BANKSHARES, INC. REPORTS EARNINGS FOR FOURTH QUARTER AND YEAR ENDED 2020

ATLANTA, GA (January 22, 2021) – MetroCity Bankshares, Inc. (“MetroCity” or the “Company”) (NASDAQ: MCBS), holding company for Metro City Bank (the “Bank”), today reported net income of $9.5 million, or $0.37 per diluted share, for the fourth quarter of 2020, compared to $9.4 million, or $0.36 per diluted share, for the third quarter of 2020, and $10.7 million, or $0.42 per diluted share, for the fourth quarter of 2019. For the year ended December 31, 2020, the Company reported net income of $36.4 million, or $1.41 per diluted share, compared to $44.7 million, or $1.81 per diluted share, for the year ended December 31, 2019.

Fourth Quarter 2020 Highlights:

●	Annualized return on average assets was 2.14%, compared to 2.20% for the third quarter of 2020 and 2.57% for the fourth quarter of 2019.
●	Annualized return on average equity was 15.78%, compared to 16.22% for the third quarter of 2020 and 20.40% for the fourth quarter of 2019.
●	Efficiency ratio of 45.1%, compared to 42.5% for the third quarter of 2020 and 40.5% for the fourth quarter of 2019.
●	Total assets increased by $156.3 million, or 9.0%, to $1.90 billion from the previous quarter.
●	Total loans increased by $170.4 million, or 11.7%, to $1.63 billion from the previous quarter.
●	Total deposits increased by $142.1 million, or 10.6%, to $1.48 billion from the previous quarter.
●	Net interest margin increased to 4.46%, compared to 3.97% for the third quarter of 2020 and 3.82% for the fourth quarter of 2019.

Full Year 2020 Highlights:

●	Return on average assets was 2.17%, compared to 2.87% for 2019.
●	Return on average equity was 16.02%, compared to 24.23% for 2019.
●	Efficiency ratio was 44.0%, compared to 39.7% for 2019.
●	Total assets increased by $264.3 million, or 16.2%, to $1.90 billion from $1.63 billion at December 31, 2019.
●	Total loans, excluding loans held for sale, increased by $469.2 million, or 40.4%, to $1.63 billion from $1.16 billion at December 31, 2019.
●	Total deposits increased by $172.5 million, or 13.2%, to $1.48 billion from $1.31 billion at December 31, 2019.
●	Net interest margin increased to 4.18% compared to 4.15% in 2019.

COVID-19 Pandemic

The Company prioritizes the health and safety of its employees and customers, and continues to take protective measures during the ongoing coronavirus (COVID-19) pandemic, such as implementing remote work arrangements to the fullest extent possible and by adjusting banking center hours and operational measures to promote social distancing. At the same time, the Company continues to closely monitor the effects of the COVID-19 pandemic on our loan and deposit customers, and is assessing the risks in our loan portfolio and working with our customers to reduce the pandemic’s impact on them while minimizing losses for the Company. Meanwhile, the Company remains focused on improving shareholder value, managing credit exposure, monitoring expenses, enhancing the customer experience and supporting the communities it serves.

We have implemented loan programs to allow customers who are experiencing hardships from the COVID-19 pandemic to defer loan principal and interest payments for up to nine months. The Small Business Administration (the “SBA”) made debt relief payments for the principal, interest and fee payments of all our SBA loan customers for six months through the end of September 2020. As of December 31, 2020, we had 14 non-SBA commercial customers with outstanding loan balances totaling $42.0 million who were approved for a third round of payment deferrals. This is a decline from the second round of payment deferrals that were granted to 24 non-SBA commercial customers with outstanding balances totaling $82.5 million as of September 30, 2020. Included in the third round of non-SBA payment deferrals were eight loans totaling $24.2 million with a weighted average loan-to-value (“LTV”) of 44.2% in the hotel industry and no loans in the restaurant industry, which are two industries heavily impacted by the COVID-19 pandemic. As of December 31, 2020 and following the expiration of the SBA debt relief payments mentioned above, we had approved three month payment deferrals for 18 SBA loans with outstanding gross loan balances totaling $25.5 million ($6.4 million unguaranteed book balance). Of these SBA payment deferrals, four loans totaling $6.0 million ($1.5 million unguaranteed book balance) were in the restaurant industry and no loans were in the hotel industry. As of December 31, 2020, the Company had 51 loans totaling $141.2 million in the hotel industry and 116 loans totaling $36.1 million in the restaurant industry.

As of December 31, 2020, our residential real estate loan portfolio made up 59.6% of our total loan portfolio and had a weighted average amortized LTV of approximately 55.6%. As of December 31, 2020, 1.0% of our residential mortgages remain on hardship payment deferral covering principal and interest payments for three to six months. This is a significant decrease from the first round of payment deferrals granted during the second quarter of 2020, which made up 19.2% of our residential mortgage balances as of June 30, 2020, and a slight decrease from the second round of payment deferrals granted during the third quarter of 2020, which made up 1.7% of our residential mortgage balances as of September 30, 2020.

As a preferred SBA lender, we are participating in the Paycheck Protection Program (“PPP”) created under the Coronavirus Aid, Relief and Economic Security Act and implemented by the SBA to help provide loans to our business customers in need. As of December 31, 2020, the Company approved and funded over 1,800 PPP loans totaling $96.9 million. These PPP loans were funded with our current cash balances and all PPP loans are fully guaranteed by the SBA. As of January 20, 2020, the SBA had granted forgiveness for PPP loans totaling $8.4 million.

The Economic Aid Act, signed into law on December 27, 2020, authorized an additional $284.5 billion in new PPP funding and extends the authority of lenders to make PPP loans through March 31, 2021.  We are participating in this new round of PPP loan funding by offering first and second draw loans.

Based on the Company’s capital levels as of December 31, 2020, conservative underwriting policies, low LTV ratios, and strong liquidity position, management expects to be able to continue to assist the Company’s customers and communities during these difficult times, manage the economic risks and uncertainties associated with the COVID-19 pandemic and remain well capitalized.

Results of Operations

Net Income

Net income was $9.5 million for the fourth quarter of 2020, a slight increase of $69,000, or 0.7%, from $9.4 million for the third quarter of 2020. This increase was primarily due to an increase in net interest income of $2.5 million and a decrease in provision for loan losses of $494,000, offset by a decrease in noninterest income of $1.8 million and an increase in noninterest expense of $927,000. Net income decreased $1.2 million, or 11.4%, in the fourth quarter of 2020 compared to net income of $10.7 million for the fourth quarter of 2019. This decrease was primarily due to a decrease in noninterest income of $3.2 million, an increase in noninterest expense of $1.2 million and an increase in provision for loan losses of $1.0 million, offset by an increase in net interest income of $3.5 million and a decrease in provision for income taxes of $715,000.

Net Interest Income and Net Interest Margin

Interest income totaled $19.8 million for the fourth quarter of 2020, an increase of $1.7 million, or 9.4%, from the previous quarter, primarily due to a nine basis points increase in the yield on average loans and a $114.5 million increase in average loan balances. We also recognized PPP loan fee income of $518,000 during the fourth quarter of 2020. During the third quarter of 2020, we reevaluated the estimated life of our PPP loan fee amortization period, extending it from nine months to 24 months due to the uncertainty in the PPP loan forgiveness process. As compared to the fourth quarter of 2019, interest income for the fourth quarter of 2020 decreased by $786,000, or 3.8%, primarily due to a 90 basis points decrease in the yield on average loans.

Interest expense totaled $1.4 million for the fourth quarter of 2020, a decrease of $781,000, or 35.6%, from the previous quarter, primarily due to a 39 basis points decrease in deposit costs and a $64.5 million decrease in higher cost average time deposits. As compared to the fourth quarter of 2019, interest expense for the fourth quarter of 2020 decreased by $4.3 million, or 75.2%, primarily due to a 160 basis points decrease in deposit costs coupled with a $324.6 million decrease in higher cost average time deposits.

The net interest margin for the fourth quarter of 2020 was 4.46% compared to 3.97% for the previous quarter, an increase of 49 basis points. The cost of interest-bearing liabilities for the fourth quarter of 2020 decreased by 35 basis points to 0.56% compared with the previous quarter, while the yield on interest-earning assets for the fourth quarter of 2020 increased by 29 basis points to 4.80% from 4.51% for the previous quarter. Average earning assets increased by $46.6 million from the previous quarter, primarily due to an increase in average loans of $114.5 million, partially offset by a $35.6 million decrease in average interest-earning cash accounts and a $32.2 million decrease in average securities purchased under agreements to resell. Average interest-bearing liabilities increased by $40.5 million from the previous quarter as average interest-bearing deposits increased by $36.9 million and average borrowings increased by $3.6 million. The inclusion of PPP loan average balances, interest and fees had a 12 basis points impact on the yield on average loans and a seven basis points impact on the net interest margin for the fourth quarter of 2020.

As compared to the same period in 2019, the net interest margin for the fourth quarter of 2020 increased by 64 basis points to 4.46% from 3.82%, primarily due to a 150 basis point decrease in the cost of interest-bearing liabilities of $995.3 million and a decrease of 47 basis points in the yield on average interest-earning assets of $1.65 billion. Average earning assets for the fourth quarter of 2020 increased by $92.7 million from the fourth quarter of 2019, primarily due to a $242.9 million increase in average loans, partially offset by a $145.2 million decrease in interest-earning cash accounts. Average interest-bearing liabilities for the fourth quarter of 2020 decreased by $98.6 million from the fourth quarter of 2019, primarily driven by a decrease in average interest-bearing deposits of $124.2 million, offset by an increase in average borrowings of $25.6 million.

Noninterest Income

Noninterest income for the fourth quarter of 2020 was $6.1 million, a decrease of $1.8 million, or 22.9%, from the third quarter of 2020, primarily due to lower mortgage and SBA servicing income and gains on sale of SBA loans, partially offset by higher mortgage loan fees as mortgage volume significantly increased during the quarter. During the fourth quarter of 2020, we recorded a $524,000 fair value adjustment charge on our SBA servicing asset and a $199,000 fair value impairment charge on our mortgage servicing asset. These servicing asset adjustments had a $0.02 per share impact on our diluted earnings per share for the quarter.

Compared to the same period in 2019, noninterest income for the fourth quarter of 2020 decreased by $3.2 million, or 34.4%, primarily due to the decrease in mortgage servicing income and gains earned from the sales of mortgage loans. There were no mortgage loan sales during the fourth quarter of 2020 compared to mortgage loan sales of $106.5 million during the same period in 2019.

Noninterest Expense

Noninterest expense for the fourth quarter of 2020 totaled $11.1 million, an increase of $927,000, or 9.1%, from $10.2 million for the third quarter of 2020. This increase was primarily attributable to higher salaries and employee benefits and loan related expenses. Compared to the fourth quarter of 2019, noninterest expense during the fourth quarter of 2020 increased by $1.2 million, or 12.6%, primarily due to higher salaries and employee benefits.

The Company’s efficiency ratio was 45.1% for the fourth quarter of 2020 compared to 42.5% and 40.5% for the third quarter of 2020 and fourth quarter of 2019, respectively. For the year ended December 31, 2020, the efficiency ratio was 44.0% compared with 39.7% for the same period in 2019.

Income Tax Expense

The Company’s effective tax rate for the fourth quarter of 2020 was 24.6%, compared to 23.7% for the third quarter of 2020 and 26.2% for the fourth quarter of 2019. The effective tax rate for the year ended December 31, 2020 was 25.4% compared to 26.5% for the year ended December 31, 2019.

Balance Sheet

Total Assets

Total assets were $1.90 billion at December 31, 2020, an increase of $156.3 million, or 9.0%, from $1.74 billion at September 30, 2020, and an increase of $264.3 million, or 16.2%, from $1.63 billion at December 31, 2019. The $156.3 million increase in total assets from at December 31, 2020 compared to September 30, 2020 was primarily due to increases in loans of $170.4 million and cash and due from banks of $31.5 million, partially offset by a $40.0 million decrease in securities purchased under agreements to resell. The $264.3 million increase in total assets at December 31, 2020 compared to December 31, 2019 was primarily due to increases in loans held for investment of $469.2 million and bank owned life insurance of $15.6 million, partially offset by decreases in cash and due from banks of $129.8 million, securities purchased under agreements to resell of $15.0 million and loans held for sale of $85.8 million.

Loans

Loans held for investment were $1.63 billion at December 31, 2020, an increase of $170.4 million, or 11.7%, compared to $1.46 billion at September 30, 2020, and an increase of $469.2 million, or 40.4%, compared to $1.16 billion at December 31, 2019. The increase in loans held for investment at December 31, 2020 compared to September 30, 2020 was primarily due to a $143.1 million increase in residential mortgages, a $29.8 million increase in commercial real estate loans and a $7.0 million increase in construction and development loans, offset by a $9.6 million decrease in commercial and industrial loans. Included in commercial and industrial loans are PPP loans totaling $92.4 million as of December 31, 2020. There were no loans classified as held for sale at December 31, 2020 and September 30, 2020. Loans held for sale were $85.8 million at December 31, 2019.

Deposits

Total deposits were $1.48 billion at December 31, 2020, an increase of $142.1 million, or 10.6%, compared to total deposits of $1.34 billion at September 30, 2020, and an increase of $172.5 million, or 13.2%, compared to total deposits of $1.31 billion at December 31, 2019. The increase in total deposits at December 31, 2020 compared to September 30, 2020 was primarily due to the $147.2 million increase in money market accounts and a $7.7 million increase in interest-bearing demand deposits, partially offset by a $16.5 million decrease in time deposits. The increase in money market accounts was partially due to the addition of $122.3 million in brokered money market accounts during the quarter.

Noninterest-bearing deposits were $462.9 million at December 31, 2020, compared to $460.7 million at September 30, 2020 and $292.0 million at December 31, 2019. Noninterest-bearing deposits constituted 31.3% of total deposits at December 31, 2020, compared to 34.4% at September 30, 2020 and 22.3% at December 31, 2019. Interest-bearing deposits were $1.0 billion at December 31, 2020, compared to $877.1 million at September 30, 2020 and $1.0 billion at December 31, 2019. Interest-bearing deposits constituted 68.7% of total deposits at December 31, 2020, compared to 65.6% at September 30, 2020 and 77.7% at December 31, 2019.

Asset Quality

The Company recorded a provision for loan losses of $956,000 during the fourth quarter of 2020. Annualized net charge-offs to average loans for the fourth quarter of 2020 was 0.04%, compared to 0.00% for both the third quarter of 2020 and fourth quarter of 2019. We continue to include qualitative factors in our allowance for loan losses calculation in light of the continued economic uncertainties caused by the ongoing COVID-19 pandemic, resulting in the increased provision expense recorded during the fourth quarter of 2020. The Company is not required to implement the provisions of the current expected credit losses accounting standard issued by the Financial Accounting Standards Board in the Accounting Standards Update No. 2016-13 until January 1, 2023, and is continuing to account for the allowance for loan losses under the incurred loss model.

Nonperforming assets totaled $16.9 million, or 0.89% of total assets, at December 31, 2020, a decrease of $561,000 from $17.5 million, or 1.01% of total assets, at September 30, 2020, and an increase of $1.8 million from $15.1 million, or 0.93% of total assets, at December 31, 2019. The decrease in nonperforming assets at December 31, 2020 compared to September 30, 2020 was primarily due to a $4.6 million decrease in accruing troubled debt restructured loans, partially offset by a $473,000 increase in nonaccrual loans and $3.6 million increase in other real estate owned.

Allowance for loan losses as a percentage of total loans was 0.62% at December 31, 2020, compared to 0.64% at September 30, 2020 and 0.59% at December 31, 2019. Excluding outstanding PPP loans of $92.4 million as of December 31, 2020 and $96.9 million as of September 30, 2020, the allowance for loan losses as a percentage of total loans was 0.66% at December 31, 2020 and 0.68% at September 30, 2020. Allowance for loan losses as a percentage of nonperforming loans was 77.40% at December 31, 2020, compared to 54.24% and 46.54% at September 30, 2020 and December 31, 2019, respectively.

About MetroCity Bankshares, Inc.

MetroCity Bankshares, Inc. is a Georgia corporation and a registered bank holding company for its wholly-owned banking subsidiary, Metro City Bank, which is headquartered in the Atlanta, Georgia metropolitan area. Founded in 2006, Metro City Bank currently operates 19 full-service branch locations in multi-ethnic communities in Alabama, Florida, Georgia, New York, New Jersey, Texas and Virginia. To learn more about Metro City Bank, visit www.metrocitybank.bank.

Forward-Looking Statements

Statements in this press release regarding future events and our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets, including statements regarding the potential effects of the ongoing COVID-19 pandemic on our business and financial results and conditions, constitute “forward-looking statements” within the meaning of, and subject to the protections of, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not historical in nature and may be identified by references to a future period or periods of by the use of the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this press release should not be relied on because they are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of known and unknown risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, and other factors, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this press release and could cause us to make changes to our future plans. Factors that might cause such differences include, but are not limited to: general business and economic conditions, particularly those affecting the financial services; the impact of the ongoing COVID-19 pandemic on the Company’s assets, business, cash flows, financial condition, liquidity, prospects and results of operations; potential increases in the provision for loan losses resulting from the ongoing COVID-19 pandemic; changes in the interest rate environment, including changes to the federal funds rate; competition in our markets that may result in increased funding costs or reduced earning assets yields, thus reducing margins and net interest income; interest rate fluctuations, which could have an adverse effect on the Company’s profitability; legislation or regulatory changes which could adversely affect the ability of the consolidated Company to conduct business combinations or new operations, including changes to statutes, regulations or regulatory policies or practices as a result of, or in response to, the ongoing COVID-19 pandemic; changes in tax laws; and adverse results from current or future litigation, regulatory examinations or other legal and/or regulatory actions, including as a result of the Company’s participation in and execution of government programs related to the ongoing COVID-19 pandemic. Therefore, the Company can give no assurance that the results contemplated in the forward-looking statements will be realized. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in the sections titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q on file with the U.S. Securities and Exchange Commission (the “SEC”), and in other documents that we file with the SEC from time to time, which are available on the SEC’s website, http://www.sec.gov. In addition, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this press release or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. All forward-looking statements, express or implied, included in this press release are qualified in their entirety by this cautionary statement.

Contacts

Farid Tan	Lucas Stewart
President & Chief Financial Officer	Chief Accounting Officer
770-455-4978	678-580-6414
faridtan@metrocitybank.bank	lucasstewart@metrocitybank.bank

METROCITY BANKSHARES, INC.

SELECTED FINANCIAL DATA

	As of and for the Three Months Ended					As of and for the Year Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
(Dollars in thousands, except per share data)	2020	2020	2020	2020	2019	2020	2019
Selected income statement data:
Interest income	$19,839	$18,131	$19,083	$20,556	$20,625	$77,609	$83,213
Interest expense	1,411	2,192	3,240	4,646	5,681	11,489	22,238
Net interest income	18,428	15,939	15,843	15,910	14,944	66,120	60,975
Provision for loan losses	956	1,450	1,061	—	—	3,467	—
Noninterest income	6,138	7,964	5,500	7,509	9,360	27,211	39,896
Noninterest expense	11,077	10,150	9,724	10,049	9,840	41,100	40,003
Income tax expense	3,079	2,918	2,819	3,554	3,794	12,370	16,150
Net income	9,454	9,385	7,739	9,816	10,670	36,394	44,718
Per share data:
Basic income per share	$0.37	$0.37	$0.30	$0.38	$0.42	$1.42	$1.82
Diluted income per share	$0.37	$0.36	$0.30	$0.38	$0.42	$1.41	$1.81
Dividends per share	$0.09	$0.09	$0.11	$0.11	$0.11	$0.40	$0.42
Book value per share (at period end)	$9.54	$9.23	$8.94	$8.76	$8.49	$9.54	$8.49
Shares of common stock outstanding	25,674,573	25,674,067	25,674,067	25,529,891	25,529,891	25,674,573	25,529,891
Weighted average diluted shares	25,870,885	25,858,741	25,717,339	25,736,435	25,586,733	25,798,549	24,729,535
Performance ratios:
Return on average assets	2.14%	2.20%	1.89%	2.44%	2.57%	2.17%	2.87%
Return on average equity	15.78	16.22	13.92	18.21	20.40	16.02	24.23
Dividend payout ratio	24.60	24.78	36.53	28.80	26.49	28.32	23.26
Yield on total loans	5.14	5.05	5.69	6.11	6.04	5.47	6.14
Yield on average earning assets	4.80	4.51	4.93	5.42	5.27	4.91	5.66
Cost of average interest bearing liabilities	0.56	0.91	1.32	1.78	2.06	1.15	2.15
Cost of deposits	0.55	0.94	1.38	1.86	2.15	1.20	2.19
Net interest margin	4.46	3.97	4.09	4.19	3.82	4.18	4.15
Efficiency ratio(1)	45.09	42.46	45.56	42.91	40.49	44.04	39.66
Asset quality data (at period end):
Net charge-offs/(recoveries) to average loans held for investment	0.04%	0.00%	0.01%	(0.01)%	0.00%	0.02%	(0.02)%
Nonperforming assets to gross loans and OREO	1.03	1.19	1.00	1.13	1.30	1.03	1.30
ALL to nonperforming loans	77.40	54.24	59.66	49.47	46.54	77.40	46.54
ALL to loans held for investment	0.62	0.64	0.58	0.54	0.59	0.62	0.59
Balance sheet and capital ratios:
Gross loans held for investment to deposits	110.48%	109.50%	101.48%	101.67%	88.97%	110.48%	88.97%
Noninterest bearing deposits to deposits	31.28	34.44	33.28	25.83	22.34	31.28	22.34
Common equity to assets	12.91	13.63	13.32	13.94	13.28	12.91	13.28
Leverage ratio	13.44	13.44	13.44	13.40	12.70	13.44	12.70
Common equity tier 1 ratio	20.02	21.09	21.75	21.75	21.31	20.02	21.31
Tier 1 risk-based capital ratio	20.02	21.09	21.75	21.75	21.31	20.02	21.31
Total risk-based capital ratio	20.88	21.96	22.53	22.44	22.01	20.88	22.01
Mortgage and SBA loan data:
Mortgage loans serviced for others	$961,670	$1,063,500	$1,136,824	$1,186,825	$1,168,601	$961,670	$1,168,601
Mortgage loan production	194,951	120,337	48,850	120,076	112,259	484,214	644,465
Mortgage loan sales	—	—	—	92,737	106,548	92,737	520,067
SBA loans serviced for others	507,442	500,047	476,629	464,576	441,593	507,442	441,593
SBA loan production	34,631	52,742	114,899	43,447	30,763	245,719	155,035
SBA loan sales	25,505	37,923	35,247	29,958	30,065	128,633	118,405

(1)	Represents noninterest expense divided by the sum of net interest income plus noninterest income.

METROCITY BANKSHARES, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	As of the Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands, except per share data)	2020	2020	2020	2020	2019
ASSETS
Cash and due from banks	$140,744	$109,263	$208,325	$201,020	$270,496
Federal funds sold	9,944	17,268	7,444	6,618	5,917
Cash and cash equivalents	150,688	126,531	215,769	207,638	276,413
Securities purchased under agreements to resell	—	40,000	40,000	40,000	15,000
Securities available for sale (at fair value)	18,117	18,204	18,415	18,182	15,695
Loans	1,630,344	1,459,899	1,364,989	1,261,603	1,161,162
Allowance for loan losses	(10,135)	(9,339)	(7,894)	(6,859)	(6,839)
Loans less allowance for loan losses	1,620,209	1,450,560	1,357,095	1,254,744	1,154,323
Loans held for sale	—	—	—	—	85,793
Accrued interest receivable	9,320	7,999	8,270	5,534	5,101
Federal Home Loan Bank stock	6,147	5,723	4,873	4,873	3,842
Premises and equipment, net	13,854	14,083	14,231	14,344	14,460
Operating lease right-of-use asset	10,348	10,786	11,220	11,663	11,957
Foreclosed real estate, net	3,844	282	423	423	423
SBA servicing asset, net	9,643	10,173	8,446	7,598	8,188
Mortgage servicing asset, net	12,991	14,599	16,064	16,791	18,068
Bank owned life insurance	35,806	35,578	20,450	20,335	20,219
Other assets	5,171	5,355	6,501	2,417	2,376
Total assets	$1,896,138	$1,739,873	$1,721,757	$1,604,542	$1,631,858

LIABILITIES
Noninterest-bearing deposits	$462,909	$460,679	$449,185	$320,982	$292,008
Interest-bearing deposits	1,016,980	877,112	900,713	921,899	1,015,369
Total deposits	1,479,889	1,337,791	1,349,898	1,242,881	1,307,377
Federal Home Loan Bank advances	110,000	100,000	80,000	80,000	60,000
Other borrowings	483	491	3,060	3,097	3,129
Operating lease liability	10,910	11,342	11,769	12,198	12,476
Accrued interest payable	222	310	549	760	890
Other liabilities	49,803	52,843	47,060	41,871	31,262
Total liabilities	$1,651,307	$1,502,777	$1,492,336	$1,380,807	$1,415,134

SHAREHOLDERS' EQUITY
Preferred stock	—	—	—	—	—
Common stock	257	257	257	255	255
Additional paid-in capital	55,674	55,098	54,524	54,142	53,854
Retained earnings	188,705	181,576	174,518	169,606	162,616
Accumulated other comprehensive income (loss)	195	165	122	(268)	(1)
Total shareholders' equity	244,831	237,096	229,421	223,735	216,724
Total liabilities and shareholders' equity	$1,896,138	$1,739,873	$1,721,757	$1,604,542	$1,631,858

METROCITY BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended					Year Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
(Dollars in thousands, except per share data)	2020	2020	2020	2020	2019	2020	2019
Interest and dividend income:
Loans, including Fees	$19,658	$17,880	$18,826	$19,508	$19,483	$75,872	$79,338
Other investment income	164	187	196	882	1,023	1,429	3,294
Federal funds sold	17	64	61	166	119	308	581
Total interest income	19,839	18,131	19,083	20,556	20,625	77,609	83,213

Interest expense:
Deposits	1,262	2,046	3,096	4,514	5,576	10,918	21,951
FHLB advances and other borrowings	149	146	144	132	105	571	287
Total interest expense	1,411	2,192	3,240	4,646	5,681	11,489	22,238

Net interest income	18,428	15,939	15,843	15,910	14,944	66,120	60,975

Provision for loan losses	956	1,450	1,061	—	—	3,467	—

Net interest income after provision for loan losses	17,472	14,489	14,782	15,910	14,944	62,653	60,975

Noninterest income:
Service charges on deposit accounts	350	309	277	376	386	1,312	1,462
Other service charges, commissions and fees	3,223	2,076	990	2,256	2,290	8,545	10,121
Gain on sale of residential mortgage loans	—	—	—	2,529	2,687	2,529	9,141
Mortgage servicing income, net	(82)	235	783	372	2,046	1,308	9,294
Gain on sale of SBA loans	1,625	2,265	1,276	1,301	1,148	6,467	5,444
SBA servicing income, net	724	2,931	1,959	516	665	6,130	3,745
Other income	298	148	215	259	138	920	689
Total noninterest income	6,138	7,964	5,500	7,609	9,360	27,211	39,896

Noninterest expense:
Salaries and employee benefits	6,822	6,416	5,749	6,513	5,997	25,500	24,923
Occupancy	1,293	1,302	1,277	1,211	1,202	5,083	4,749
Data Processing	313	287	201	277	264	1,078	1,029
Advertising	138	127	140	161	194	566	649
Other expenses	2,511	2,018	2,357	1,987	2,183	8,873	8,653
Total noninterest expense	11,077	10,150	9,724	10,149	9,840	41,100	40,003

Income before provision for income taxes	12,533	12,303	10,558	13,370	14,464	48,764	60,868
Provision for income taxes	3,079	2,918	2,819	3,554	3,794	12,370	16,150
Net income available to common shareholders	$9,454	$9,385	$7,739	$9,816	$10,670	$36,394	$44,718

METROCITY BANKSHARES, INC.

AVERAGE BALANCES AND YIELDS/RATES

	Three Months Ended
	December 31, 2020			September 30, 2020			December 31, 2019
	Average	Interest and	Yield /	Average	Interest and	Yield /	Average	Interest and	Yield /
(Dollars in thousands)	Balance	Fees	Rate	Balance	Fees	Rate	Balance	Fees	Rate
Earning Assets:
Federal funds sold and other investments(1)	$97,228	$70	0.29%	$132,781	$87	0.26%	$242,388	$954	1.56%
Securities purchased under agreements to resell	7,826	13	0.66	40,000	61	0.61	15,000	87	2.30
Securities available for sale	17,983	98	2.17	18,161	103	2.26	15,823	101	2.53
Total investments	123,037	181	0.59	190,942	251	0.52	273,211	1,142	1.66
Construction and development	34,145	453	5.28	33,587	414	4.90	30,508	472	6.14
Commercial real estate	488,746	6,779	5.52	476,174	6,547	5.47	471,667	8,069	6.79
Commercial and industrial	138,021	1,376	3.97	139,083	870	2.49	48,664	820	6.69
Residential real estate	860,977	11,018	5.09	757,982	10,002	5.25	726,671	10,075	5.50
Consumer and other	261	32	48.78	844	47	22.15	1,778	47	10.49
Gross loans(2)	1,522,150	19,658	5.14	1,407,670	17,880	5.05	1,279,288	19,483	6.04
Total earning assets	1,645,187	19,839	4.80	1,598,612	18,131	4.51	1,552,499	20,625	5.27
Noninterest-earning assets	111,078			96,234			94,805
Total assets	1,756,265			1,694,846			1,647,304
Interest-bearing liabilities:
NOW and savings deposits	78,697	41	0.21	73,299	42	0.23	51,259	40	0.31
Money market deposits	346,193	328	0.38	250,200	341	0.54	173,223	773	1.77
Time deposits	482,162	893	0.74	546,648	1,663	1.21	806,764	4,763	2.34
Total interest-bearing deposits	907,052	1,262	0.55	870,147	2,046	0.94	1,031,246	5,576	2.15
Borrowings	88,208	149	0.67	84,564	146	0.69	62,610	105	0.67
Total interest-bearing liabilities	995,260	1,411	0.56	954,711	2,192	0.91	1,093,856	5,681	2.06
Noninterest-bearing liabilities:
Noninterest-bearing deposits	453,984			445,970			291,260
Other noninterest-bearing liabilities	68,702			64,045			54,652
Total noninterest-bearing liabilities	522,686			510,015			345,912
Shareholders' equity	238,319			230,120			207,536
Total liabilities and shareholders' equity	$1,756,265			$1,694,846			$1,647,304
Net interest income		$18,428			$15,939			$14,944
Net interest spread			4.24			3.60			3.21
Net interest margin			4.46			3.97			3.82

(1)	Includes income and average balances for term federal funds sold, interest-earning cash accounts and other miscellaneous interest-earning assets.
(2)	Average loan balances include nonaccrual loans and loans held for sale.

METROCITY BANKSHARES, INC.

AVERAGE BALANCES AND YIELDS/RATES

	Year Ended
	December 31, 2020			December 31, 2019
	Average	Interest and	Yield /	Average	Interest and	Yield /
(Dollars in thousands)	Balance	Fees	Rate	Balance	Fees	Rate
Earning Assets:
Federal funds sold and other investments(1)	$147,431	$1,056	0.72%	$145,096	$3,010	2.07%
Securities purchased under agreements to resell	29,932	271	0.91	15,000	421	2.81
Securities available for sale	17,806	410	2.30	17,413	444	2.55
Total investments	195,169	1,737	0.89	177,509	3,875	2.18
Construction and development	31,658	1,685	5.32	33,567	2,193	6.53
Commercial real estate	478,481	27,316	5.71	458,259	31,927	6.97
Commercial and industrial	112,313	5,301	4.72	43,003	3,049	7.09
Residential real estate	763,136	41,391	5.42	755,244	41,962	5.56
Consumer and other	989	179	18.10	2,310	207	8.96
Gross loans(2)	1,386,577	75,872	5.47	1,292,383	79,338	6.14
Total earning assets	1,581,746	77,609	4.91	1,469,892	83,213	5.66
Noninterest-earning assets	98,504			86,106
Total assets	1,680,250			1,555,998
Interest-bearing liabilities:
NOW and savings deposits	68,610	166	0.24	51,818	172	0.33
Money market deposits	248,633	1,731	0.70	133,363	2,730	2.05
Time deposits	596,325	9,021	1.51	816,298	19,049	2.33
Total interest-bearing deposits	913,568	10,918	1.20	1,001,479	21,951	2.19
Borrowings	82,955	571	0.69	31,884	287	0.90
Total interest-bearing liabilities	996,523	11,489	1.15	1,033,363	22,238	2.15
Noninterest-bearing liabilities:
Noninterest-bearing deposits	394,338			297,174
Other noninterest-bearing liabilities	62,153			40,924
Total noninterest-bearing liabilities	456,491			338,098
Shareholders' equity	227,236			184,537
Total liabilities and shareholders' equity	$1,680,250			$1,555,998
Net interest income		$66,120			$60,975
Net interest spread			3.76			3.51
Net interest margin			4.18			4.15

(1)	Includes income and average balances for term federal funds sold, interest-earning cash accounts and other miscellaneous interest-earning assets.
(2)	Average loan balances include nonaccrual loans and loans held for sale.

METROCITY BANKSHARES, INC.

LOAN DATA

	As of the Quarter Ended
	December 31, 2020		September 30, 2020		June 30, 2020		March 31, 2020		December 31, 2019
		% of		% of		% of		% of		% of
(Dollars in thousands)	Amount	Total	Amount	Total	Amount	Total	Amount	Total	Amount	Total
Construction and Development	$45,653	2.8%	$38,607	2.6%	$42,847	3.1%	$36,477	2.9%	$31,739	2.7%
Commercial Real Estate	477,419	29.2	447,596	30.6	429,019	31.3	431,205	34.1	424,950	36.5
Commercial and Industrial	137,239	8.4	146,880	10.0	141,540	10.3	60,183	4.8	53,105	4.6
Residential Real Estate	974,445	59.6	831,334	56.7	755,521	55.2	734,262	58.1	651,645	56.0
Consumer and other	183	—	505	0.1	967	0.1	1,454	0.1	1,768	0.2
Gross loans	$1,634,939	100.0%	$1,464,922	100.0%	$1,369,894	100.0%	$1,263,581	100.0%	$1,163,207	100.0%
Unearned income	(4,595)		(5,023)		(4,905)		(1,978)		(2,045)
Allowance for loan losses	(10,135)		(9,339)		(7,894)		(6,859)		(6,839)
Net loans	$1,620,209		$1,450,560		$1,357,095		$1,254,744		$1,154,323

METROCITY BANKSHARES, INC.

NONPERFORMING ASSETS

	As of the Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands)	2020	2020	2020	2020	2019
Nonaccrual loans	$10,203	$9,730	$10,335	$10,944	$12,236
Past due loans 90 days or more and still accruing	—	—	—	—	—
Accruing troubled debt restructured loans	2,891	7,487	2,896	2,922	2,459
Total non-performing loans	13,094	17,217	13,231	13,866	14,695
Other real estate owned	3,844	282	423	423	423
Total non-performing assets	$16,938	$17,499	$13,654	$14,289	$15,118

Nonperforming loans to gross loans	0.80%	1.18%	0.97%	1.10%	1.26%
Nonperforming assets to total assets	0.89	1.01	0.79	0.89	0.93
Allowance for loan losses to non-performing loans	77.40	54.24	59.66	49.47	46.54

METROCITY BANKSHARES, INC.

ALLOWANCE FOR LOAN LOSSES

	As of and for the Three Months Ended					As of and for the Year Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
(Dollars in thousands)	2020	2020	2020	2020	2019	2020	2019
Balance, beginning of period	$9,339	$7,894	$6,859	$6,839	$6,850	$6,839	$6,645
Net charge-offs/(recoveries):
Construction and development	—	—	—	—	—	—	—
Commercial real estate	107	(3)	(3)	(2)	(3)	99	(515)
Commercial and industrial	51	—	—	(25)	—	26	14
Residential real estate	—	—	—	—	—	—	—
Consumer and other	2	8	29	7	14	46	307
Total net charge-offs/(recoveries)	160	5	26	(20)	11	171	(194)
Provision for loan losses	956	1,450	1,061	—	—	3,467	—
Balance, end of period	$10,135	$9,339	$7,894	$6,859	$6,839	$10,135	$6,839
Total loans at end of period	$1,634,939	$1,464,922	$1,369,894	$1,263,581	$1,163,207	$1,634,939	$1,163,207
Average loans(1)	$1,522,150	$1,407,670	$1,330,729	$1,241,138	$1,236,392	$1,365,129	$1,218,219
Net charge-offs to average loans	0.04%	0.00%	0.01%	(0.01)%	0.00%	0.02%	(0.02)%
Allowance for loan losses to total loans	0.62	0.64	0.58	0.54	0.59	0.62	0.59

(1)	Excludes loans held for sale